Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement, including Exhibit A attached hereto, is entered into between USA Synthetic Fuel Corporation, a Delaware corporation ("Company"), on its behalf and on behalf of its subsidiaries, affiliates, successors and assigns, and Steven C. Vick ("Employee"), to be effective as of  September 24, 2012 (the "Effective Date").  Company and Employee agree as follows:

Article 1.  Employment, Compensation and Benefits

1.1           Position. Company agrees to employ Employee, and Employee agrees to be employed by Company, in the position described on Exhibit A.  Employee agrees to discharge to the best of his ability the duties of this position, and to serve in such other capacity and perform such other duties consistent with the identified position as Company may direct. Employee agrees to devote Employee's entire working time of not less than forty hours per week (except for permitted vacation periods, reasonable periods of illness or other incapacity, and, provided such activities do not have more than a de minimis effect on Employee's performance of his duties under this Agreement, participation in charitable and civic endeavors and management of Employee's personal investments and business interests) to the business and affairs of Company.  Employee will report to the person specified on Exhibit A, or such other persons as the Company may designate from time to time in its sole discretion.

1.2           Annual Salary.  Employee will be paid an initial annual salary ("Annual Salary") as set forth on Exhibit A.   Employee's Annual Salary will be paid in accordance with Company's normal payroll procedures.

1.3           Annual Bonus.  So long as Employee's performance meets the expectations of the Board of Directors as determined in their sole discretion for the prior calendar year and Employee is employed by the Company and its affiliates on December 31 of that year, Employee shall receive an Annual Bonus for the previous calendar year as set forth on Exhibit A no later than February 15 following the year in which the bonus was earned.

1.4           Benefits.  Employee will be allowed to participate in all employee benefit plans and programs of Company on the same basis generally as other employees employed in the same or similar positions.  Nothing in this Agreement is to be construed to provide greater rights, participation, coverage, or benefits than provided to similarly-situated employees pursuant to the terms of such benefit plans and programs.  Company is not obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such actions are similarly applicable to similarly-situated employees generally.  Copies of any applicable employee benefit plans and programs will be made available to Employee upon request.

1.5           Indemnity.     Employee will be covered under all Directors and Officers Insurance Policies applicable to similarly situated employees.  Said policy will provide for coverage to the Employee beyond the Employee's termination of employment for actions taken during the Employee's employment with Company.

Article 2.  Termination of Employment

2.1           Termination by Company. Company may terminate Employee's employment before the Term expires for the following reasons:

a.           Cause. Company may discharge Employee for Cause and terminate this Agreement without any further liability hereunder to Employee or his estate.  Upon Employee's discharge for Cause, Company will not be obligated to make any payments to Employee, other than payments for earned salary and benefits to which he is entitled under the terms of any applicable employee benefit plan or program through the date of such termination.  If Employee is terminated for Cause, Employee will not be eligible for the Annual Performance Bonus, other compensation, or the Separation Benefits as described on Exhibit A. A discharge for "Cause" means a discharge following a determination by Company that Employee:

1.           has materially failed to perform the duties assigned to Employee under this Agreement or has abandoned those assigned duties (other than by reason of Employee's incapacity due to physical or mental illness), and has not remedied the situation within 15 days after receipt of written notice from Company specifying the failure or abandonment;

2.           has failed to abide by Company's policies, rules, procedures or directives;

3.           has acted with gross negligence or with willful misconduct in his conduct which resulted or could have resulted in harm to Company's standing and/or reputation among stockholders, customers, suppliers, employees, government regulators, public officials or other business relationships;

4.           has been arrested and accused of, or found guilty by, or has entered a plea of nolo contendere with a court of law with respect to fraud, dishonesty and/or a felony crime; or

5.           has engaged in other misconduct, including but not limited to, breach of fiduciary duty, theft, fraud, dishonesty, embezzlement, violation of securities laws, violation of employment-related laws (including but not limited to laws prohibiting discrimination of employment), or falsification of employment applications or other business records.

b.           Involuntary Termination for Reasons Other than Cause. Company may involuntarily terminate Employee's employment at any time without Cause.  If Company terminates Employee’s employment without Cause, then Employee shall be entitled to receive the Separation Benefits listed in Exhibit A.   Company’s payment of the Separation Benefits, however, is conditioned upon Employee’s fulfillment of his obligations under the Agreement, including Sections 3.3 and 3.4.

c.           Death/Disability. If Employee dies while employed by Company, thirty days after the date of Employee’s death Company will pay Employee’s spouse (or if Employee does not have a spouse, Employee’s estate), any outstanding salary due.  If Employee becomes Disabled while employed by the Company, thirty days after Employee is determined to be Disabled Company will pay employee any outstanding salary.  If employment is terminated due to Employee’s Disability, Company shall only be obligated to pay Employee payments for earned salary and benefits to which it is entitled under the terms of any applicable employee benefit plan or program through the date of such termination; Company shall not be obligated to pay Employee any Separation Benefits, Annual Performance Bonus, or any other compensation.  “Disabled” and “Disability” shall mean a medical condition that substantially impairs Employee’s ability to perform the services contemplated by this Agreement for a continuous period of at least 90 days.

2.2           Termination by Employee.

a.           Good Reason Voluntary Termination.  If Employee voluntarily terminates employment and the termination satisfies the definition of “Separation from Service for Good Reason” below, then Employee shall be entitled to receive the Separation Benefits listed in Exhibit A. “Separation from Service for Good Reason" shall mean a situation where (i) Employee experiences (a) a material reduction in Employee's base salary, authority, duties, or responsibilities, (b) a material change in the authority, duties or responsibilities of the supervisor to whom the Employee reports, (c) a material reduction in the budget over which the Employee has authority, (d) a material breach by the Company of this Agreement (any of which shall be the “condition”), (ii) Employee then provides Company notice no more than ninety days after the initial existence of the condition, (iii) Company fails to cure the condition within thirty days after receiving notice from the Employee, and (iv) Employee then voluntarily terminates employment within ten days after the cure period.  Company’s payment of Separation Benefits, however, is conditioned upon Employee’s fulfillment of his obligations under the Agreement, including Sections 3.3 and 3.4.  If Employee violates Section 3.3 or Section 3.4, Company may cease providing the Separation Benefits. The Employee shall not be entitled to any Annual Performance Bonus, or other compensation, except separation benefits, in the event of a Separation from Service for Good Reason.

b.           Voluntary Termination. Employee's resignation, for any other reason whatsoever other than Separation From Service for Good Reason, in Employee's sole discretion is a "Voluntary Termination".  Upon a Voluntary Termination before the Term expires, Company will not be obligated to make any payments to Employee, other than payments for earned salary and benefits to which he is entitled under the terms of any applicable employee benefit plan or program through the date of such termination.  If Employee voluntarily terminates his employment under this Section 2.2(b), Employee will not be eligible for Separation Benefits as described on Exhibit A.  The Employee shall not be entitled to any Annual Performance Bonus, or any other compensation, in the event of a Voluntary Termination.

2.3           Payments; Offset. Any amount owed to Employee will be offset by any amounts (including the value of Company property that Employee may retain) that Employee owes to Company.  Any payments to Employee under this Agreement will be paid from Company's general assets, and Employee will have the status of a general unsecured creditor with respect to Company's obligations to make payments under this Agreement.

2.4           Mitigation.  Employee will not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

Article 3.  Confidential Information; Post-Employment Obligations

3.1           This Agreement. The terms of this Agreement constitute Confidential Information, and Employee must not disclose these terms to anyone other than Employee's spouse, attorneys, tax advisors, or as required by law.  Disclosure of these terms by Employee is a material breach of this Agreement and could subject Employee to disciplinary action, including termination for Cause.

3.2           Property of Company.  Employee must deliver to Company at the end of the conclusion of his employment, or at any other time Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information (as hereinafter defined), or to the work product or the business of Company or any of its subsidiaries or affiliates which he may then possess or have under his control, and shall not retain any copies thereof.  Employee's obligations under this Section 3.2 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which he may have to Company under general legal or equitable principles, and federal, state or local law.

3.3           Confidential Information. Employee acknowledges that the information, observations and data obtained by him while employed by Company pursuant to this Agreement, as well as those obtained by him while employed by Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, concerning the business or affairs of Company or any of its subsidiaries or affiliates or any predecessor or successor thereof (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of Employee's acts or omissions to act) (hereinafter defined as "Confidential Information") are the property of Company or such subsidiary, affiliate or successor.  Therefore, Employee agrees that he will not disclose any Confidential Information without the prior written consent of the Chief Executive Officer of Company (which may be withheld for any reason or no reason) unless and except to the extent that such disclosure is (i) made in the ordinary course of Employee's performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Employee will give Company prompt notice of such subpoena or other legal process in order to permit Company to seek appropriate protective orders), and that he will not use any Confidential Information for his own account without the prior written consent of the Board of Directors of the Company (which may be withheld for any reason or no reason).  Employee's obligations under this Section 3.3 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which Employee may have to Company under general legal or equitable principles, and federal, state or local law.

3.4           Non-Solicitation and Non-Disparagement.

a.           In General.  Employee acknowledges that in the course of his employment with Company pursuant to this Agreement he will become familiar, and during the course of his employment with Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement he has become familiar, with trade secrets and customer lists of and other confidential information concerning Company and its subsidiaries and affiliates and predecessors thereof and that his services have been and will be of special, unique and extraordinary value to Company.

b.           Non-Solicitation.  Employee agrees that during his employment and for a period of two years thereafter, he will not in any manner, directly or indirectly, induce or attempt to induce any employee of Company or of any of its subsidiaries or affiliates to quit or abandon his employ, or call on, service, or solicit competing business from customers of Company or any of its subsidiaries or affiliates.

c.           Non-Compete.  Employee agrees that at no time during his employment and for a period of two years thereafter will he become employed by or otherwise become affiliated with any company, corporation, partnership, sole proprietorship or business which directly competes with Company’s operating, announced or planned BTU conversion facilities in the United States of America.

d.           Non-Disparagement.  Employee agrees to refrain, both during and after his employment, from publishing or providing any oral or written statements about Company, its subsidiaries, affiliates or successors, or any of such entities' officers, directors, employees, agents or representatives that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about their business affairs, or that constitute an intrusion into their private lives, or that give rise to unreasonable publicity about their private lives, or that place them in a false light before the public, or that constitute a misappropriate of their name or likeness.

e.           Revision.  If, at the time of enforcement of this Section, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period or scope reasonable under such circumstances will be substituted for the stated period or scope and that the court will be allowed to revise the restrictions contained herein to cover the maximum period or scope permitted by law.

3.5           Warranty and Indemnification.  Employee warrants that Employee is not a party to any restrictive agreement limiting Employee's activities in his employment by Company.  Employee further warrants that at the time of the signing of this Agreement, Employee knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with Company, and that Employee will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Employee's duties hereunder.  Employee will hold Company harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

3.6           Enforcement.   Because Employee's services are unique and because Employee has access to Confidential Information and work product, the parties hereto agree that Company would be damaged irreparably in the event any of the provisions of Sections 3.3 and 3.4 hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach.   Therefore, Company or its successors or assigns will be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

3.7           Indemnity.     Employee will be covered under all Directors and Officers Insurance Policies applicable to similarly situated employees.  Said policy will provide for coverage to the Employee beyond the Employee's termination of employment for actions taken during the Employee's employment with Company.

Article 4.  Miscellaneous

4.1           Arbitration.

a.           Any dispute between the parties under this Agreement, or any dispute between the parties relating to the breach of this Agreement, Employee's employment with Company, or the termination thereof, shall be settled by arbitration in Cincinnati, Ohio administered by the American Arbitration Association. under the rules then in effect of said Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive, or other equitable relief until the arbitration award is rendered or the dispute is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Employee and the Chairman.

b.           The expenses of arbitration will be borne equally by Employee and Company, and each party will bear its own costs, including attorneys' fees; provided, however, that the arbitrator shall have the power to award such expenses and costs, including attorneys' fees, to the prevailing party in accordance with applicable law and to require Company at the beginning of the proceedings to fully or partially reimburse (or provide an advance to) Employee for expenses (but not for costs, including attorneys' fees) in the event Employee can demonstrate that the amount of the expenses is an unreasonable impediment to adjudication of his claims in arbitration.

c.           Notwithstanding the foregoing, Company will not be required to seek or participate in arbitration regarding any breach by Employee of his obligations under Sections 3.3 or 3.4 hereof, but may pursue its remedies for such breach in a court of competent jurisdiction in Cincinnati, Ohio.  Any arbitration or action pursuant to this Section 4.1 will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

d.       Notwithstanding the foregoing, Company will not be required to seek or participate in arbitration regarding any breach by Employee of his obligations under Sections 3.3 or 3.4 hereof, but may pursue its remedies for such breach in a court of competent jurisdiction in Cincinnati, Ohio.  Any arbitration or action pursuant to this Section 4.1 will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

4.2           Release.  Notwithstanding anything contained herein to the contrary, Company will not be obligated to make any payment or provide any benefit (including the Separation Benefits) under Sections 2.1(b) or 2.2(a) hereof (i) unless Employee or Employer first execute a mutually agreeable release of claims in a form provided by Company (this release will not waive claims for illegal behavior by the Employee nor will it waive any claims arising under 3.3 or 3.4 of this Agreement) and (ii) to the extent such release is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or to any similar revocation period in effect on the date of termination of Employee's employment, such revocation period has expired.

4.3           Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient.  Notices to Employee must be sent to the address of Employee most recently provided to Company.  Notices to Company should be sent to the address most recently provided; currently:

USA Synthetic Fuel Corporation
Attn: Board of Directors
312 Walnut Street, Suite 1600
Cincinnati, OH 45202

Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

4.4           Survival.   Subject to any limits on applicability contained therein, Sections 3.3, 3.4, 3.6 and 4.1 hereof will survive and continue in full force in accordance with their terms notwithstanding any expiration or termination of this Agreement.

4.5           Choice of Law.  This Agreement will be governed by the law of the State of Ohio, without giving effect to principles of conflicts of laws.

4.6           Successors and Assigns.  This Agreement, when duly executed by Employee and one officer of Company, will bind and inure to the benefit of and be enforceable by Employee, Company and their respective heirs, executors, personal representatives, successors and assigns, except that Employee may not assign any of his obligations hereunder without the prior written consent of the Company.  Employee hereby consents to the assignment by Company of all of its rights and obligations hereunder to any affiliate or any successor to Company by merger or consolidation or purchase of all or substantially all of Company's assets, provided such transferee or successor assumes the liabilities of Company hereunder.

4.7           Complete Agreement.  This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

4.8           Withholding of Taxes.  Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as Company is required to withhold pursuant to any law or government regulation or ruling.

4.9           Invalidity.  Should any provision(s) in this Agreement be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will be unaffected and will continue in full force and effect, and the invalid, void or unenforceable provision(s) will be deemed not to be part of this Agreement.

4.10         Counterparts.  This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and both of which taken together will constitute one and the same agreement.

4.11         Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

4.12.        Compliance with Section 409A of the Code.  If (i) Employee has a separation from service with Company (as provided in Section 2 of this Agreement and as defined under  section 409A of the Internal Revenue Code and accompanying guidance (“section 409A”) where Employee is working 20% or less of Employee’s average over the prior three calendar years), (ii) Company is publicly traded on an established securities market, (iii) Employee is a specified employee (under the default rule defined in section 409A), (iv) as a result of the separation from service Company is to pay Employee compensation under this Agreement, (v) such compensation is subject to section 409A (excluding compensation exempt from section 409A, such as amounts paid that fall under the exception for amounts paid upon an involuntary termination that are up to the lesser of two times pay or twice the amount under section 401(a)(17) of the Internal Revenue Code, as provided under section 1.409A-1(a)(9)(iii) of the Treasury Regulations), and (vi) such compensation is to be paid to Employee in the six-month period beginning on the date of Employee’s separation from service, the Company shall pay such compensation on the first day of the month following the date that is six months after the date of Employee’s separation from service.  When Company pays this amount, Company shall also pay Employee a reasonable rate of interest on the amount for the delay in payment as determined by Company.

IN WITNESS WHEREOF, Company and Employee have executed this Agreement to be effective on the date first written.

USA SYNTHETIC FUEL CORPORATION		Steven C. Vick

By:	/s/ H. H. Graves	/s/ Dr. Steven C. Vick

Name: H. H. Graves		This 24th day of September, 2012.

Title:  Chairman

This 24th day of September, 2012.

EXHIBIT A

Employee:	Steven C. Vick

Position:	President and CEO

Reporting
Relationship:	Reports to the Board of Directors of USA Synthetic Fuel Corporation

Annual Salary:	$277,000

Annual Bonus:	To be determined

Separation Benefits:
Employee will be entitled to receive an amount equal to the sum of his then-current rate of Annual Salary and Annual Bonus, if applicable (assuming satisfaction of all applicable performance goals) for a period of 1 year following the date of his termination.  Such amount shall be payable in accordance with the Company's normal payroll procedures.